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                          [HARCOR ENERGY, INC. LETTERHEAD]


Contact:
Mark G. Harrington, Chairman & CEO
Francis H. Roth, President and COO
713/961-1804


                        HarCor Energy, Inc. Announces
    Private Placement of $65 Million of Senior Secured Notes with Warrants


        HOUSTON, TEXAS, July 20, 1995 -- HarCor Energy, Inc. (NASDAQ:HARC) announced today that it has priced the private placement of 65,000 Units consisting of an aggregate of $65 million of 14-7/8% Senior Secured Notes due 2002 with warrants to purchase 1,430,000 shares of HarCor's Common Stock, at $3.85 per share.

        The Company will use the net proceeds of approximately $61.6 million from the private placement primarily for the repayment of existing bank debt, retirement of its Series D Preferred Stock, and development of its Bakersfield Properties.

        The Units, the Notes and the Warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption therefrom. Closing is anticipated to occur on July 24.

        HarCor Energy, Inc. is an independent energy company engaged in the acquisition, development and production of crude oil and natural gas within the United States.


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